Exhibit 10.6
First Reserve Fund VIII, L.P.
One Lafayette Place
Greenwich, CT 06830
November 14, 2005
T-3 Energy Services, Inc.
13111 Northwest Freeway, Suite 500
Houston, Texas 77040
Gentlemen:
     This Letter Agreement dated November 14, 2005 (the “Letter Agreement”) is entered into by and among First Reserve Fund VIII, L.P., a Delaware limited partnership (“First Reserve”), Gus D. Halas (“Employee”), and T-3 Energy Services, Inc., a Delaware corporation (the “Company”), with reference to the following facts:
     A. The Company and Employee previously entered into that certain Employment Agreement dated May 1, 2003, as amended by that First Amendment to Employment Agreement dated August 25, 2005 (as further amended hereby, the “Employment Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings given them in the Employment Agreement, as in effect on the date hereof after giving effect to the amendment set forth in Section 1.
     B. The Company has agreed, pursuant to the terms of the Employment Agreement, to pay to Employee a transaction bonus if a “change of control” (as defined in Section 8 of the Employment Agreement) occurs on or prior to December 31, 2005 (the “Transaction Bonus”).
     C. First Reserve currently owns 9,065,373 shares of the Company’s common stock (“Common Stock”), representing approximately 85.7% of the outstanding shares of Common Stock.
     D. First Reserve currently contemplates a sale of a substantial portion of its shares of the Common Stock through a public offering (the “Public Offering”).
     NOW, THEREFORE, for good and valuable consideration and in consideration of the covenants, conditions, terms and agreements herein set forth, the parties hereto agree as follows:
     1. Amendment of Employment Agreement.
     (a) Employee and the Company hereby amend Section 4.10 of the Employment Agreement so that all references to December 31, 2005 contained therein are changed to January 31, 2006.

     (b) Employee and the Company hereby amend Section 8 of the Employment Agreement so that the definition of “change of control” shall read in its entirety as follows:
A “change of control” shall mean (A) the closing of a transaction or series of transactions in which either (I) more than 50% of the voting power of Employer, or (II) substantially all the assets of Employer, are transferred to a party that was not a stockholder of Employer or an affiliate of such stockholder prior to such transaction or series of transactions, or (B) the consummation of a sale by First Reserve Fund VIII, L.P. in a public offering, pursuant to a firm commitment underwriting, of at least 50% of the outstanding shares of common stock of Employer.
Except as expressly amended in this Section 1, the Company and Employee hereby ratify and confirm the Employment Agreement.
     2. Net Reimbursement Amount. If and to the extent the Company is required to pay to Employee the Transaction Bonus in connection with the Public Offering pursuant to the terms of the Employment Agreement, First Reserve hereby agrees to pay or cause to be paid to the Company the Net Reimbursement Amount (as defined below) by wire transfer of immediately available funds to an account designated by written notice from the Company to First Reserve. The payment of the Net Reimbursement Amount shall be made contemporaneously with the closing of the Public Offering, and the payment of the Net Reimbursement Amount shall be deemed a capital contribution to the Company by First Reserve. First Reserve shall not be entitled to any equity or other securities in connection with such capital contribution. The term “Net Reimbursement Amount” shall mean:
(a)	the amount of the Transaction Bonus; less

(b)	the deductible portion of the Transaction Bonus multiplied by the highest marginal U.S. federal income tax rate (the “Federal Tax Rate”); less

(c)	the deductible portion of the Transaction Bonus apportioned to each state multiplied by the highest marginal income tax rates for each respective Applicable State Income Tax (as defined below) (the sum of all such state amounts shall be referred to as the “State Tax Benefit”); plus

(d)	the State Tax Benefit multiplied by the Federal Tax Rate.
     The term “Applicable State Income Tax” shall mean the state income tax or similar tax with respect to which a portion of the Transaction Bonus will be deductible by the Company for tax purposes. For purposes of this Section 2 with respect to any given tax jurisdiction (i.e., federal income tax in Section 2(b) and the Applicable State Income Taxes in Section 2(c)), the term “deductible portion” means the amount of the Transaction Bonus deductible for income tax purposes in such jurisdiction, net of any limitations or disallowances (including those required under Section 162(m) or Section 280G under the Internal Revenue Code of 1986, as amended or, if applicable, any corresponding provision of any state income tax laws).
     3. No Assumption of Liabilities. Notwithstanding anything to the contrary in the Employment Agreement and except as expressly provided by this Letter Agreement in connection with the consummation of the Public Offering, the parties agree that First Reserve is not liable to Employee for any obligations under the Employment Agreement or to Employee or any other employee of the Company for any obligations under any other agreement.
     4. Governing Law. This Letter Agreement shall be governed and interpreted according to the laws of the State of Delaware, without giving effect to its principles of conflict of laws.
     5. No Third Party Beneficiaries. Nothing in this Letter Agreement shall provide any benefit to any third party, including Employee, or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Letter Agreement shall not be construed as a third party beneficiary contract.
     6. Miscellaneous. This Letter Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof. This Letter Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. No supplement, alteration or modification of this Letter Agreement shall be binding unless executed in writing by the parties hereto. This Letter Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument. A facsimile counterpart of this Letter Agreement shall be sufficient to bind a party hereto to the same extent as an original.

Very truly yours, FIRST RESERVE FUND VIII, L.P., a Delaware limited partnership
By:	/s/ Joseph R. Edwards
	Name:	Joseph R. Edwards
	Title:	Vice President

/s/ Gus D. Halas
Gus D. Halas
ACCEPTED AND ACKNOWLEDGED AS OF THE
DATE FIRST WRITTEN ABOVE:
T-3 ENERGY SERVICES, INC., a Delaware corporation

By:	Michael T. Mino
Name: Michael T. Mino
Title: Chief Financial Officer